Exhibit 23.1

Consent of Independent Certified Public Accountants

We have issued our report dated April 1, 2018, with respect to the consolidated financial statements of Booker Software, Inc. and Subsidiary as of December 31, 2017 and 2016 and for the years then ended included in this Current Report on Form 8-K/A of MINDBODY, Inc. We consent to the incorporation by reference of said report in Registration Statements of MINDBODY, Inc. on Forms S-8 (File No. 333-224257, File No. 333-223386, File No. 333-216348, File No. 333-209957, and File No. 333-205125) and on Form S-3 (File No. 333-218159).

/s/ Grant Thornton LLP

New York, New York

June 5, 2018